Exhibit 21.1

Subsidiaries of the Registrant

HBIO Securities Corp. (United States)

Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)

Warner Instruments LLC (United States)

Union Biometrica, Inc. (United States)

Harvard Apparatus, Ltd. (United Kingdom)

Harvard Apparatus, SARL (France)

Biochrom Ltd. (United Kingdom)

Scie-Plas Ltd. (United Kingdom)

Asys Hitech GmbH (Austria)

Hugo Sachs Elektronik Harvard Apparatus GmbH (Germany)

Union Biometrica GmbH (Germany)

Maia Scientific NV (Belgium)

Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada) (Canada)

Genomic Solutions, Inc. (United States)

Cartesian Technology, Inc. (United States)

Genomic Solutions, Ltd. (United Kingdom)

Genomic Solutions Acquisitions, Ltd. (United Kingdom)

Genomic Solutions Canada Inc. (United States)

Genomic Solutions (CDN), Inc. (Canada)

Hoefer, Inc. (United States)

KDS, Inc. (United States)